Global Clean Energy Holdings, Inc. Issues Letter to Shareholders
September 10, 2008.

LOS ANGELES -- Global Clean Energy Holdings, Inc. (OTCBB: GCEH) announced today that it issued the following Letter to Shareholders:

Dear Shareholder:
Having been with Global Clean Energy Holdings, Inc. for one year, I wanted to take this opportunity to share with you news about our Company. As an executive in the alternative energy industry for over 20 years, I have never seen such an outstanding opportunity for the growth of a company and an industry. As a renewable energy company focused on the production of Jatropha, a non-food based feedstock used for the production of biofuels, we are in the perfect space at the perfect time. Over this year we have seen volatile energy prices reach an all time high and oil reserves sink to an all time low. The debate over converting food into fuel continues and our philosophy of using non-food based sources for biofuels is supported by economists, environmentalists, and politicians worldwide. The US political arena is ripe with ideas on solving the oil crisis, and both sides of the aisle agree that biofuels will be a key component to long term success in reducing our dependence on foreign oil.

This has been a busy and productive year for the Company. We have been hard at work changing the focus of the Company and repositioning it for growth in the alternative fuels space. The industry is very excited about our direction and we field calls almost daily requesting a supply of Jatropha oil into the market. We believe that this demand for our products provides an enormous opportunity for our growth.

Over the last year we have completed the acquisition of Global Clean Energy Holdings, LLC, renamed the Company, added new executive and management staff, attracted new investors, entered into key strategic partnerships both domestically and internationally, added valuable members to our Board of Directors, continued the development of our plant research facility, acquired land for farming Jatropha, and commenced commercial scale Jatropha planting in Mexico.

Today we are the owners of a 5,000 acre Jatropha energy farm in Mexico where we are busy preparing land and planting Jatropha almost every day. We have recently received delivery of custom designed equipment which will allow us to expedite the land preparation and planting process. We are targeting the end of this calendar year to have the 5,000 acres substantially planted. This keeps us on track to commence generating revenue from our Jatropha production in FY 2009. We have identified 45,000 additional acres for acquisition in Mexico suitable for energy farm development. Pending the receipt of project financing, we hope to complete this land acquisition by the end of the 4th quarter of this year and anticipate commencing the development of these new energy farms within the first quarter.

While we have made significant progress during this past year in developing our alternative energy business, we have, unfortunately, not been able to sell our legacy biopharmaceutical assets. We continue to work on the sale of biopharmaceutical assets and are having discussions with a number of companies to buy our technology and patents. We hope to have news regarding these assets for our shareholders shortly. As you may know, we had a signed agreement to sell these assets last year, but the buyer was unable to complete the purchase after it’s financing fell through in the tight credit market. This is a very technical asset and the sales process can be long. We appreciate your patience. We are keenly aware of the importance of selling these assets so we can deploy the resources in our ongoing business.

The failure to close on the sale of our biopharmaceutical assets as scheduled has negatively affected our financial condition and has slowed the expansion of the development of our additional Jatropha operations. In order to remedy this situation, we have been working with an advisor specializing in oncology medical patents to assist us with the sale of our legacy biopharmaceutical assets. Additionally, we are working with financial advisors to raise additional capital. Our strategy is to obtain project financing and alternative sources of funding that are the least dilutive to our shareholders, such as forward selling off-take agreements for our products. We are in negotiations with a number of credit-worthy companies for long term forward off-take agreements.

Following the test shipment of Crude Jatropha Oil earlier this year to Allegro Biodiesel for conversion into biodiesel, we submitted the converted biodiesel for ASTM testing and received very favorable results. The quality of our feedstock oil is very high, which proves we can readily make ASTM specification biodiesel from Jatropha Oil. Since then, we have shipped more test quantities of Crude Jatropha Oil to another US based biodiesel refiner, who also tested it with similar results, validating our first tests.

We are very excited about the recent announcement by Air New Zealand that it is testing jet fuels produced from Jatropha Oil feedstock. We have had discussions with other refiners who have the capacity to convert our Jatropha Oil to jet fuel for the struggling airline market and we are having on-going discussions with distributors of jet fuel to supply refined oil directly into this market.. These efforts confirm our belief that we can develop our products and co-products and move them higher in the value chain, including Jatropha Oil, biomass and carbon offset credits.

We are currently exploring a number of strategic acquisitions to expand our business, diversify our geographic risks, and provide shorter term revenue.

This is a very exciting time for Global Clean Energy Holdings and the industry and we wanted to thank you all for your support. We will keep you informed of our progress as these on-going efforts progress.

Sincerely,
Richard Palmer
President and Chief Executive Officer
Global Clean Energy Holdings, Inc.

About Global Clean Energy Holdings, Inc.

Global Clean Energy Holdings, Inc. is an emerging renewable energy company focused on the production of non-food based feedstocks used for the production of biofuels. More information regarding Global Clean Energy Holdings, Inc. can be found at www.gceholdings.com.

Caution Regarding Forward-Looking Statements

Any statements in this press release about Global Clean Energy Holdings expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements are often, but not always, made through the use of words or phrases such as "believe," “feel,” "will," "expect," "anticipate," "estimate," "intend," "plan," "forecast," "could," and "would.” Examples of such forward looking statements include statements regarding the timing, , scope, and anticipated results of its efforts to purchase additional land, plant, harvest, and commercialize feedstock oil from Jatropha curcas, acquire other businesses, sell its legacy biopharmaceutical assets, and consummate forward sales contracts. For additional information about risks and uncertainties Global Clean Energy Holdings faces, see the documents that Global Clean Energy Holdings has filed with the SEC. Global Clean Energy Holdings claims the protection of the safe harbor for forward-looking statements under the Act, and assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:
CEOcast, Inc. for Global Clean Energy Holdings, Inc.
Gary Nash, 212-732-4300